                                                                     EXHIBIT 2.3

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                              HOME BANCSHARES, INC.

                                       AND

                              MARINE BANCORP, INC.

================================================================================

                          DATED AS OF JANUARY 25, 2005
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                                TABLE OF CONTENTS

RECITALS..................................................................    1

DEFINITIONS...............................................................    2

ARTICLE I. MERGER.........................................................    8
   1.1.  THE MERGER.......................................................    8
   1.2.  DISSENTING SHARES................................................    9
   1.3.  EFFECTIVE DATE...................................................    9

ARTICLE II. CONSIDERATION.................................................    9
   2.1.  MERGER CONSIDERATION.............................................    9
   2.2.  TRANSMITTAL PROCEDURES...........................................   11
   2.3.  MBI SHAREHOLDER RIGHTS; STOCK TRANSFERS..........................   12
   2.4.  RESERVATION OF RIGHT TO REVISE TRANSACTION.......................   12
   2.5.  OPTIONS..........................................................   13

ARTICLE III. ACTIONS PENDING CONSUMMATION.................................   13
   3.1.  CAPITAL STOCK....................................................   13
   3.2.  DIVIDENDS, ETC...................................................   14
   3.3.  INDEBTEDNESS; LIABILITIES; ETC...................................   14
   3.4.  LINE OF BUSINESS; OPERATING PROCEDURES; ETC......................   14
   3.5.  LIENS AND ENCUMBRANCES...........................................   14
   3.6.  COMPENSATION; EMPLOYMENT AGREEMENTS; ETC.........................   14
   3.7.  BENEFIT PLANS....................................................   14
   3.8.  CONTINUANCE OF BUSINESS..........................................   14
   3.9.  AMENDMENTS.......................................................   15
   3.10. CLAIMS...........................................................   15
   3.11. CONTRACTS........................................................   15
   3.12. LOANS............................................................   15

ARTICLE IV. REPRESENTATIONS AND WARRANTIES................................   15
   4.1.  REPRESENTATIONS AND WARRANTIES OF MBI............................   15
   4.2.  REPRESENTATIONS AND WARRANTIES OF HBI............................   26

ARTICLE V. COVENANTS......................................................   30
   5.1.  BEST EFFORTS.....................................................   30
   5.2.  CORPORATE ACTIONS................................................   30
   5.3.  SECURITIES LAW COMPLIANCE........................................   31
   5.4.  PUBLICITY........................................................   31


                                       -i-

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
   5.5.  ACCESS; DUE DILIGENCE INFORMATION; CONFIDENTIALITY...............   31
   5.6.  SOLE AGREEMENT TO SELL...........................................   32
   5.7.  HBI COMMON STOCK ADJUSTMENTS.....................................   33
   5.8.  STATE TAKEOVER LAW...............................................   34
   5.9.  NO RIGHTS TRIGGERED..............................................   34
   5.10. REGULATORY APPLICATIONS..........................................   34
   5.11. REGULATORY DIVESTITURES..........................................   34
   5.12. CURRENT INFORMATION..............................................   34
   5.13. DIRECTOR AND OFFICER LIABILITY INSURANCE.........................   35

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER......................   35
   6.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS...........................   35
   6.2.  CONDITIONS TO OBLIGATIONS OF HBI.................................   36
   6.3.  CONDITIONS TO OBLIGATIONS OF MBI.................................   38

ARTICLE VII. TERMINATION..................................................   39
   7.1.  TERMINATION UPON CERTAIN CONDITIONS..............................   39
   7.2.  TERMINATION FOR BREACH...........................................   40

ARTICLE VIII. OTHER MATTERS...............................................   41
   8.1.  SURVIVAL.........................................................   41
   8.2.  WAIVER; AMENDMENT................................................   41
   8.3.  COUNTERPARTS.....................................................   41
   8.4.  GOVERNING LAW....................................................   41
   8.5.  EXPENSES.........................................................   41
   8.6.  NOTICES..........................................................   41
   8.7.  TIME IS OF THE ESSENCE...........................................   42
   8.8.  ASSIGNMENT.......................................................   42
   8.9.  BINDING EFFECT...................................................   42
   8.10. SEVERABILITY.....................................................   42
   8.11. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES...............   42
   8.12. ENFORCEMENT PROCEEDINGS..........................................   43
   8.13. BENEFIT PLANS....................................................   43
   8.14. HEADINGS.........................................................   43

LIST OF EXHIBITS

MBI SCHEDULES

HBI SCHEDULES

APPENDIX 1 CLASS B PREFERRED STOCK DESCRIPTION

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of the 25th day of January, 2005 (this "Agreement" or "Plan"), is by and between HOME BANCSHARES, INC. ("HBI"), an Arkansas corporation, and MARINE BANCORP, INC. ("MBI"), a Florida corporation.

                                    RECITALS

     (A) MBI. MBI is a corporation duly organized and existing in good standing under the laws of the State of Florida, with its principal executive offices located in Marathon, Florida. MBI is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, MBI has 5,000,000 authorized shares of common stock, $0.10 par value ("MBI Common Stock"), of which 635,208 shares of MBI Common Stock are issued and outstanding (no other class of capital stock being authorized). As of September 30, 2004, MBI had Capital (as hereafter defined) of $8,475,435, divided into common stock of $63,521, additional paid in capital of $5,892,337, comprehensive income/surplus of $141,941, and retained earnings of $2,661,564. As of the date of this Plan, options covering 49,347 shares of MBI Common Stock are issued and outstanding which options shall be exercised pursuant to Section 2.5 herein. There are no other options issued and outstanding.

     (B) MARINE BANK OF THE FLORIDA KEYS. Marine Bank of the Florida Keys ("Marine") is a Florida state bank duly organized and existing in good standing under the laws of the State of Florida with its main office located in Marathon, Florida. As of the date of this Plan, Marine has 1,000,000 authorized shares of common stock, $5.00 par value per share ("Marine Common Stock") (no other class of capital stock being authorized), of which 630,000 shares are issued and outstanding. All of the issued and outstanding shares of Marine Common Stock are owned by MBI.

     (C) HBI. HBI is a corporation duly organized and existing in good standing under the laws of the State of Arkansas, with its principal executive offices located in Conway, Arkansas. HBI is a financial holding company subject to regulation by the Federal Reserve Board. As represented in its unaudited financial statements for the period ended September 30, 2004, HBI had Capital of $107,178,288, divided into common stock of $266,250, preferred stock of $21,341, preferred treasury stock of $(20,130), accumulated other comprehensive income/surplus of $(481,807), capital surplus of $90,483,188 and retained earnings of $16,909,446. As of the date of this Plan, HBI has 5,000,000 authorized shares of common stock, $0.10 par value ("HBI Common Stock"), of which 2,662,495 shares are issued and outstanding. HBI has 5,500,000 authorized shares of preferred stock, $0.01 par value, of which 2,500,000 shares of Class A Preferred Stock are authorized and 2,134,068 are issued and outstanding, and 3,000,000 shares of Class B Preferred Stock are authorized, and none are issued and outstanding.

     (D) APPROVALS. At meetings of the respective Boards of Directors of MBI and HBI, each such Board has approved and authorized the execution of this Plan in counterparts.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                   DEFINITIONS

     (A) DEFINITIONS. Capitalized terms used in this Plan have the following meanings:

     "A.C.A," means the Arkansas Code Annotated, as amended.

     "Accredited Investor" has the meaning assigned to such term in Rule 501 promulgated under the Securities Act.

     "Acquisition Proposal" has the meaning assigned to such term in Section 5.6(D).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person.

     "Appraisal Laws" means Fla. Stat. Section 607.1301 through Section
607.1333.

     "Asset Classification" has the meaning assigned to such term in Section 4.1(U).

     "Business Day" means any day other than a Saturday, Sunday, or a day on which FSB is not open for business.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP. Unrealized gains or losses in investment securities will be included when determining Capital.

     "Cash Consideration" has the meaning assigned to such term in Section 2.1
(A).

     "CFG Merger" means the merger of Community Financial Group, Inc. with and into CB Bancorp, Inc., with CB Bancorp, Inc. as the surviving corporation, effective on December 6, 2003.

     "Change of Control Transaction" has the meaning assigned to such term in
Section 7.3.

     "Class B Preferred Stock" means the convertible Class B preferred stock to be issued by HBI and exchanged pursuant to Section 2.1(C), and as described in Appendix I.

     "Code" has the meaning assigned to such term in Section 4.1(R)(2).

     "Community Bank" means Community Bank of Cabot, Arkansas, an Arkansas banking corporation and wholly-owned subsidiary bank of CB Bancorp, Inc., an Arkansas corporation and registered bank holding company, that is an 80% owned Subsidiary of HBI and is the surviving corporation in the CFG Merger.

     "Compensation and Benefit Plans" has the meaning assigned to such term in Section

     "Confidentiality Agreement" means that certain Confidentiality Agreement executed by and between MBI and HBI on July 9, 2004.

     "Contract" has the meaning assigned to such term in Section 4.1(O).

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by Contract, or otherwise.

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Financial Reports of MBI, and (2) is a derivative contract (including various combinations thereof).

     "Dissenting Shares" means the shares of MBI Common Stock held by those shareholders of MBI who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Dissenting Shareholder" has the meaning assigned to such term in Section 1.2.

     "Effective Date" has the meaning assigned to such term in Section 1.3.

     "Election" has the meaning assigned to such term in Section 2.1 (A).

     "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose Liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 4.1(R)(2).

     "ERISA Affiliate" has the meaning assigned to such term in Section
4.1(R)(3).

     "ERISA Plans" has the meaning assigned to such term in Section 4.1(R)(2).

     "Exception Shares" has the meaning ascribed to such term in Section 2.1(B).

     "Exchange Agent" means FirsTrust Financial Services, Inc., an Arkansas corporation whose principal address is 2610 Cantrell Road, Little Rock, Arkansas, 72202.

     "Expiration Date" has the meaning assigned to such term in Section 2.2(B).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Financial Reports" (1) as to MBI and HBI, means their respective audited consolidated balance sheets and the related statements of income, changes in shareholders' equity and cash flows for the fiscal years or periods ended December 31, 2001, December 31, 2002 and December 31, 2003, and unaudited consolidated balance sheets and the related statements of income, changes in shareholders' equity and cash flows for the nine (9)-month period ended September 30, 2004; (2) as to Marine, means its call reports for the fiscal years ended December 31, 2001, December 31, 2002, and December 31, 2003; and (3) all other financial reports filed or to be filed subsequent to December 31, 2003, in the form filed with the Federal Reserve Board, FDIC and the Florida Department of Financial Services.

     "Florida Banking Laws" means the Florida Interstate Banking Act, Fla. Stat.
Section 658.295, and if applicable Fla. Stat. Section 658.28.

     "Fraction" has the meaning assigned to such term in Section 2.1(E).

     "Fractional Share Consideration" has the meaning assigned to such term in
Section 2.1(E)

     "FSB" means First State Bank, the wholly-owned subsidiary bank of HBI. First State Bank is an Arkansas banking corporation with its principal office in Conway, Arkansas.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Governing Documents" means the articles of incorporation, charter, and bylaws of the subject entity, including all amendments thereto.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "HBI" means Home BancShares, Inc., an Arkansas corporation and registered financial holding company.

     "HBI Banks" means FSB and Community Bank.

     "HBI Common Stock" has the meaning assigned to such term in paragraph (C) of the Recitals.

     "HBI Option" has the meaning assigned to such term in Section 2.5.

     "HBI Transaction" means: (1) a merger, consolidation or similar transaction involving HBI, where HBI is not the corporation surviving such transaction or where a change of Control of HBI is otherwise effected, or (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of HBI or any of its significant Subsidiaries representing in either case 25% or more of the consolidated assets or deposits of HBI and its Subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of HBI or any of its significant Subsidiaries other than the issuance of HBI Common Stock upon the exercise of then outstanding options or the conversion of then outstanding convertible securities of HBI.

     "Holder" means a holder of any of the shares of MBI Common Stock, excluding Exception Shares and Dissenting Shares, on the Effective Date.

     "Insured Depository Institution" has the meaning given it in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute.

     "Intellectual Property Rights" has the meaning given such term in Section 4.1(L).

     "Knowledge" (and "Know" or "Known") means the actual (but not the constructive) knowledge of the Chairman, Chief Executive Officer, President, Chief Financial Officer, and Chief Lending Officer of the entity.

     "Liability" means any debts, liabilities, obligations and Contracts of the Party, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise.

     "Loan/Fiduciary Property" means any property owned or Controlled by MBI or any of its Subsidiaries or in which MBI or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where MBI or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Mailing Date" has the meaning assigned to such term in Section 2.2(B).

     "Marine" means Marine Bank of the Florida Keys, as set forth in paragraph
(D) of the Recitals.

     "Material" means, with respect to either Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on or constitute a material adverse change in the financial condition, results of operations, business, or future operations of such Party or, as applicable, its Subsidiaries, or (b) would impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan; provided, however that the occurrence of the following event or circumstance will not be deemed "Material": (i) acts of terrorism or war (whether or not declared); (ii) a change in laws or regulations applicable to MBI; or (iii) general business or financial condition effecting the commercial banking industry generally. With respect to MBI, any such event, occurrence or circumstance that has been previously disclosed to HBI in writing prior to the date of this Agreement shall not be deemed Material.

     "MBI" means Marine Bancorp, Inc., a Florida corporation as set forth in paragraph (A) of the Recitals.

     "MBI Common Stock" has the meaning assigned to such term in paragraph (A) of the Recitals.

     "MBI Option" has the meaning assigned to such term in Section 2.5.

     "Merger" means the merger of MBI with and into HBI as described in Section 1.1.

     "Merger Consideration" means the Stock Consideration, Cash Consideration, Mixed Consideration or Fractional Share Consideration a Holder of MBI Common Stock will receive pursuant to ARTICLE II.

     "Mixed Consideration" has the meaning assigned to such term in Section 2.1
(A).

     "Multiemployer Plans" has the meaning assigned to such term in Section 4.1(R)(2).

     "Non-accredited Investor" means a Person who does not represent in his/her/its Transmittal Form that he/she/it is an Accredited Investor or for whom HBI does not have a reasonable belief that such person is an Accredited Investor.

     "Non-perfecting Dissenter" has the meaning assigned to such term in Section 2.1(G).

     "Participation Facility" means any facility in which MBI or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" has the meaning assigned to such term in Section 4.1 (R)(2).

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Plan" means this Agreement and Plan of Merger, together with all Exhibits and Schedules annexed hereto, and incorporated by specific reference, as apart of this Plan.

     "Proxy Statement" has the meaning assigned to such term in Section 5.2(B).

     "Regulation D" means Regulation D promulgated under the Securities Act.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments (1) charged with the supervision or regulation of depository institutions or (2) engaged in the insurance of deposits.

     "Required Rule 506 Representations" has the meaning assigned to such term in Section 2.2(C).

     "Required Rule 506 Restrictions" has the meaning assigned to such term in
Section 2.2(C).

     "Restricted Securities" has the meaning assigned to such term in Regulation D.

     "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock.

     "Rule 506" means Rule 506 promulgated under Section 4(2) of the Securities Act.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "Stock Consideration" has the meaning assigned to such term in Section 2.1
(A).

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Superior Proposal" has the meaning assigned such term in Section 5.6(E).

     "Surviving Corporation" has the meaning assigned to such term in Section l.l(A).

     "Takeover Restrictions" has the meaning assigned to such term in Section 4.1(Y).

     "Tax Returns" has the meaning assigned to such term in Section 4.1(BB).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Date" has the meaning assigned to such term in Section 5.1.

     "Termination Fee" has the meaning assigned to such term in Section 7.1(F).

     "Third Party" means any person or group and their respective directors, officers, employees, representatives, and agents other than HBI, MBI, or any of their Subsidiaries, and their respective directors, officers, employees, representatives, and agents.

     "Transmittal Form" has the meaning assigned to such term in Section 2.2(B).

     (B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the word "including" means including without limitation; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                               ARTICLE I. MERGER

     1.1. THE MERGER. Subject to the provisions of this Plan, on the Effective
Date:

          (A) SURVIVING CORPORATION. In accordance with the applicable provisions of the Arkansas Business Corporation Act of 1987, A.C.A. Section 4-27-101, et seq., and of Fla. Stat. Section 6076.1107, MBI shall be merged with and into HBI pursuant to the terms and conditions of this Plan and pursuant to the Articles of Merger substantially in the form of EXHIBIT A. Upon consummation of the Merger, the separate existence of MBI shall cease and HBI shall continue as the surviving corporation (the "Surviving Corporation"') under the corporate name it possesses immediately prior to the Effective Date.

          (B) GOVERNING DOCUMENTS. The Governing Documents of the Surviving Corporation shall be those of HBI, as in effect immediately prior to the Merger becoming effective. The directors and officers of HBI in office immediately prior to the Merger becoming effective shall be the directors and officers of the Surviving Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

          (C) EFFECT OF THE MERGER. On the Effective Date, the effect of the Merger shall be that (1) the title to all real estate and other property owned by MBI is vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; (2) the Surviving Corporation shall be liable for all Liabilities of MBI, whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of MBI, in the same manner as if the Surviving Corporation had itself incurred such Liabilities or obligations; and (3) a proceeding pending by or against MBI may be continued as if the Merger had not taken place, or the Surviving Corporation may be substituted in place of MBI.

     1.2. DISSENTING SHARES. Notwithstanding anything to the contrary in this Plan, each Dissenting Share shall not be converted into a right to receive the Merger Consideration, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive the Merger Consideration. MBI shall give HBI prompt notice upon receipt by MBI of any such demands for payment of the fair value of such shares of MBI Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being called a "Dissenting Shareholder"). MBI shall not make any payment or offer to settle any such demand or waive any failure by a Dissenting Shareholder of a requirement of the Appraisal Laws. Each Dissenting Shareholder who becomes entitled to payment for his MBI Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from HBI (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.3. EFFECTIVE DATE. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, ARTICLE VI. If the Merger is not consummated in accordance with this Plan on or prior to the Termination Date, either Party may terminate this Plan in accordance with ARTICLE VII. On or before the Effective Date, Articles of Merger will be filed with the Secretary of State of Arkansas and Secretary of State of Florida in accordance with applicable law.

                           ARTICLE II. CONSIDERATION

     2.1. MERGER CONSIDERATION. On the Effective Date, without any action on the part of HBI, MBI, or the holder of any of the shares of MBI Common Stock, the Merger shall be effected in accordance with the following terms:

          (A) METHOD OF PAYMENT. The total value paid for the MBI Common Stock shall be represented as thirty-nine and one-half percent (39.5%) by Class B Preferred Stock (the "Stock Consideration") and sixty and one-half percent (60.5%) by cash (the "Cash Consideration"). Subject to the provisions of Sections 2.1 and 2.2 of the Plan, a Holder may receive his Merger Consideration as either all Stock Consideration, a combination of Stock Consideration and Cash Consideration as the Holder may specify (the "Mixed Consideration"), or all Cash Consideration, and shall state such Holder's preference (the "Election") on the

Transmittal Form as provided in Section 2.2(C). Subject to Section 2.1(F), any Holder who does not make such Election shall be entitled only to receive Cash Consideration. However, all Elections for Mixed Consideration and all Cash Consideration shall be subject to an adjustment by the Exchange Agent as provided in Section 2.2(E).

          (B) EXCEPTION SHARES. All shares of MBI Common Stock owned directly by MBI (including treasury shares), or any of its Subsidiaries (in each case other than shares in trust accounts or in another fiduciary capacity, managed accounts and the like or shares held in satisfaction of a debt previously contracted) (the "Exception Shares") shall be cancelled and retired as of the Effective Date and shall not thereafter represent capital stock of the Surviving Corporation and shall not be exchanged for Merger Consideration or any other consideration.

          (C) STOCK CONSIDERATION. Subject to the provisions of Sections 2.1(A), 2.1(E) through (H), and 2.2, each Holder who elects to receive all or part of his Merger Consideration as Stock Consideration shall receive the number of whole shares of Class B Preferred Stock equal to the product of 0.644737 and the number of shares of such Holder's MBI Common Stock surrendered for Stock Consideration. The shares of Class B Preferred Stock issued as Stock Consideration shall be valued for purposes of the exchange at Thirty-eight Dollars ($38.00) per share. No interest shall be paid on any Stock Consideration.

          (D) CASH CONSIDERATION. A Holder who is not eligible for the Stock Consideration pursuant to the provisions of Sections 2.1 or 2.2, or who, subject to Sections 2.1(A) and 2.2(C), elects to receive Cash Consideration shall receive an amount of cash equal to $38.00 multiplied by the product of 0.644737 and the number of shares of such Holder's MBI Common Stock surrendered for such Cash Consideration. No interest shall be paid on any Cash Consideration.

          (E) FRACTIONAL SHARE CONSIDERATION. Notwithstanding any other provision of this Plan, no fractional shares of Class B Preferred Stock and no certificates, scrip or other evidence of ownership of fractional shares will be issued in the Merger. HBI shall pay to each Holder of MBI Common Stock who would otherwise be entitled to a fractional or partial share of Class B Preferred Stock (the "Fraction") an amount of cash equal to $38.00 multiplied by the product of 0.644737 and the Fraction (the "Fractional Share Consideration"). No such Holder shall be entitled to dividends, interest, or any other rights in respect to such fractional shares and no interest shall be paid on the Fractional Share Consideration.

          (F) RULE 506 EXEMPTION. The offering of Class B Preferred Stock to Holders of MBI Common Stock is being made pursuant to the exemption from registration under Section 4(2) of the Securities Act and Rule 506. Each Holder who does not make the Required Rule 506 Representations and/or does not agree to the Required Rule 506 Restrictions as required hereby and in his Transmittal Form by the Expiration Date shall receive only the Cash Consideration as Merger Consideration. Pursuant to the exemption from registration provided by Rule 506, no more than thirty-five (35) Holders who elect to receive Stock Consideration or Mixed Consideration and who are Non-accredited Investors may receive Class B Preferred Stock. In counting the 35 Holders who will be eligible to receive Stock Consideration or Mixed

Consideration, the Exchange Agent shall give priority to the Non-accredited Investors making such Election who hold the largest number of shares of MBI Common Stock. All other Holders who are Non-accredited Investors electing Stock Consideration or Mixed Consideration will receive only Cash Consideration. In addition, a Holder who lives in a state (other than Florida or Arkansas) which would require HBI or its employees to register as a broker-dealer, agent, or similar registration under applicable state securities laws in connection with or as a condition to the offering of Class B Preferred Stock shall not be eligible to receive Class B Preferred Stock and shall receive only Cash Consideration.

          (G) LIMITATION ON CLASS B PREFERRED SHARES ISSUED. Notwithstanding that a Holder is otherwise eligible to receive Class B Preferred Stock as all or part of such Holder's Merger Consideration, the Class B Preferred Stock will only be issued to the first 200 such Holders who hold the largest number of shares of MBI Common Stock, and as a result the issuance of the Class B Preferred Stock is subject to the Adjustment provided in Section 2.2(E).

          (H) NON-PERFECTING DISSENTERS. Shares of MBI Common Stock owned by a Dissenting Shareholder who has either failed to perfect or effectively withdraws or loses the right to payment under the Appraisal Laws (a "Non-perfecting Dissenter") shall be deemed to have been converted at the Effective Date into the right to receive as Merger Consideration only the Cash Consideration.

     2.2. TRANSMITTAL PROCEDURES.

          (A) TENDER OF SHARES OF MBI COMMON STOCK AND DELIVERY OF CONSIDERATION. Any Merger Consideration into which shares of a Holder's MBI Common Stock are converted on the Effective Date, and any dividends paid on shares of Class B Preferred Stock issued as Stock Consideration for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such Holder only upon delivery to the Exchange Agent of the certificates representing all of such Holder's shares of MBI Common Stock (or an affidavit for indemnity satisfactory to the Exchange Agent, in its judgment, if any of such certificates are lost, stolen or destroyed). No interest shall be paid on any dividends to which such Holder shall be entitled.

          (B) TRANSMITTAL FORM. A form (the "Transmittal Form") shall be mailed as soon as reasonably practicable after the Effective Date (the "Mailing Date") to each Holder of record as of the Effective Date containing (i) applicable instructions on transmittal of the Holder's MBI Common Stock, (ii) the Holder's Election as to the Holder's preference for type of Merger Consideration, and
(iii) the required representations and agreements described in Section 2.2(C). Each Holder shall submit to the Exchange Agent a properly completed Transmittal Form on or before the expiration of thirty (30) days from the Mailing Date (the "Expiration Date"), together with his certificate(s) evidencing shares of MBI Common Stock owned by such Holder. Once submitted, the Transmittal Form is irrevocable. Neither HBI nor the Exchange Agent shall be under any obligation to notify any persons of any defect in a Transmittal Form.

          (C) REQUIRED REPRESENTATIONS AND AGREEMENTS, The Transmittal Form shall request a Holder to (i) evidence whether or not they are an Accredited Investor, (ii) make the representations required of persons who wish to acquire securities pursuant to Rule 506 (the "Required Rule 506 Representations"), (iii) agree to the restrictions required by Regulation D and Rule 506 and acknowledge that each share of Class B Preferred Stock to be issued hereunder constitutes Restricted Securities (collectively, the "Required Rule 506 Restrictions"), and
(iv) agree to any other restrictions contained in the Transmittal Form.

          (D) MERGER CONSIDERATION ELECTION. The Holder shall make the Election on the Transmittal Form as to the Holder's preference to receive the Merger Consideration as all Stock Consideration, Mixed Consideration, or all Cash Consideration. The Election is a preference only and is subject to an Adjustment by the Exchange Agent as provided in Section 2.2(E).

          (E) ADJUSTMENTS. All Elections may be subject to an adjustment determined by the Exchange Agent to (1) achieve a minimum of 39.5% of the total Merger Consideration being paid as Stock Consideration, (2) preserve the exemption from registration pursuant to Rule 506 by limiting to 35 the number of Non-accredited Investors who receive Stock Consideration or Mixed Consideration, as provided in Section 2.1(F); and (3) limit to two hundred (200) the number of Holders who receive Class B Preferred Stock as all or part of their Merger Consideration, as provided in Section 2.1(G).

          (F) IMPROPER TENDER. Any Holder who does not submit a properly completed Transmittal Form to the Exchange Agent by the Expiration Date, accompanied by one or more certificates (or such affidavits and indemnification satisfactory to the Exchange Agent regarding the loss or destruction of such certificates) representing all of the shares of MBI Common Stock covered by such Transmittal Form, together with all other applicable transmittal materials, shall receive only Cash Consideration for their shares of MBI Common Stock upon surrender of their certificates of MBI Common Stock in the manner required by the Exchange Agent.

     2.3. MBI SHAREHOLDER RIGHTS; STOCK TRANSFERS. On the Effective Date, holders of MBI Common Stock shall cease to be, and shall have no rights as, shareholders of MBI other than to receive the consideration provided under this
ARTICLE II, or the rights of a Dissenting Shareholder who perfects those rights under the Appraised Laws. On and after the Effective Date, there shall be no transfers on the stock transfer books of MBI or the Surviving Corporation of the shares of MBI Common Stock that were issued and outstanding immediately prior to the Effective Date.

     2.4. RESERVATION OF RIGHT TO REVISE TRANSACTION. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, HBI may at any time prior to the Effective Date revise the transaction as follows:

          (A) HBI may change the method of effecting its acquisition of MBI including, but not limited to, the formation of a subsidiary of HBI for the purpose of acquiring MBI and becoming the Surviving Corporation in the Merger; provided, however, that (i) no such change shall change the amount, value or kind of consideration to be generally issued to Holders as provided for in this Plan and, provided further that the Merger Consideration set forth in Section 2.1 is not reduced, (ii) no such change shall result in the tax opinion required by Section 6.1(E) not being rendered, and
(iii) no delay caused by such a change shall be the basis upon which HBI terminates this Plan pursuant to Section 7.1(B).

          (B) HBI reserves the right at any time prior to the issuance of the Class B Preferred Stock to offer such stock pursuant to a registration statement filed with the Securities and Exchange Commission and, if required by state law, with the appropriate securities administrators of all applicable states.

          (C) If HBI elects to change the method of acquisition pursuant to this
Section 2.4, MBI will cooperate with and assist HBI with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for HBI, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

     2.5. OPTIONS. MBI has granted options to purchase 49,347 shares of MBI Common Stock ("MBI Option"). On the Effective Date, by virtue of the Merger and without any action on the part of any holder of an option, each MBI Option that is then outstanding and unexercised shall immediately and automatically be converted into and become an option to purchase Class B Preferred Stock ("HBI Option") on the same terms and conditions as are in effect with respect to such MBI Option immediately prior to the Effective Date, except that (A) each such HBI Option may be exercised solely for shares of Class B Preferred Stock, (B) the number of shares of Class B Preferred Stock subject to such HBI Option shall be equal to the number of shares of MBI Common Stock subject to such MBI Option immediately prior to the Effective Date multiplied by 0.644737, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such HBI Option shall be adjusted by dividing the per share exercise price of MBI Option by 0.644737, and rounding up or down to the nearest cent. The number of shares of MBI Common Stock that are issuable upon exercise of MBI Options as of the date of this Plan and the names of the holders of MBI Options are disclosed in Schedule 2.5.

                   ARTICLE III. ACTIONS PENDING CONSUMMATION

     Unless HBI otherwise agrees in writing, MBI shall and shall cause its Subsidiaries to conduct their respective business in the ordinary and usual course consistent with past practice and MBI shall use its best efforts to maintain and preserve MBI's and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of MBI's or, as applicable, its Subsidiaries' officers and key employees identified by HBI, and neither MBI nor Marine, without the prior written consent of HBI, will (or cause or allow any of its Subsidiaries to):

     3.1. CAPITAL STOCK. Except for the exercise of outstanding MBI Options, or as disclosed in Schedule 4.1(C). issue, sell or otherwise permit to become outstanding any additional shares of capital stock of MBI or any of its Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of MBI Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

     3.2. DIVIDENDS, ETC. Except for dividends made from the MBI Subsidiaries to MBI consistent with past practices, make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, split, subdivide, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

     3.3. INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary and usual course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

     3.4. LINE OF BUSINESS; OPERATING PROCEDURES: ETC. Except as may be directed by any regulatory agency: (A) change its lending, investment, liability management or other Material banking policies in any Material respect, or (B) commit to incur any further capital expenditures beyond those disclosed in
Schedule 3.4 or incurred in the ordinary and usual course of business consistent with past practices and not exceeding $15,000 individually or $25,000 in the aggregate.

     3.5. LIENS AND ENCUMBRANCES. Subject any of its assets to a lien, charge, or encumbrance (including mortgage, pledge or security interest), or permit any such lien, charge or encumbrance to exist.

     3.6. COMPENSATION; EMPLOYMENT AGREEMENTS: ETC. Except as disclosed in
Schedule 3.6. enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any MBI Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary and usual course of business consistent with past practice; provided, however, that no increase of salary or compensation to an officer of MBI shall exceed fifteen percent (15%) of such officer's current salary without the approval of HBI.

     3.7. BENEFIT PLANS. Except as disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8. CONTINUANCE OF BUSINESS. Except as disclosed in Schedule 3.6, dispose of or discontinue any portion of its assets, business or properties, that is in excess of $25,000 individually or $100,000 in the aggregate, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity (except foreclosures or acquisitions by Marine in its fiduciary capacity, in each case in the ordinary and usual course of business consistent with past practice).

     3.9. AMENDMENTS. Amend its Governing Documents.

     3.10. CLAIMS. Settle any claim, litigation, action or proceeding involving any Liability for money damages in excess of $25,000 or Material restrictions upon the operations of MBI or any of its Subsidiaries.

     3.11. CONTRACTS. Except as disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any Contract (excluding agreements and loans permitted under Section 3.12) of a value or requiring payments during the life of the Contract, including all options, in excess of $25,000, except in the ordinary and usual course of business consistent with past practice with respect to Contracts that are terminable by it without penalty on no more than 60 days prior written notice.

     3.12. LOANS. Extend credit or account for loans and leases other than in accordance with existing written lending policies and accounting practices, except that Marine shall not, without the prior notice and consultation with HBI's Chairman or President make any new loan or renew any existing loan in a principal amount in excess of $1,000,000 unless such loans are within MBI's commercial loan policy. To the extent a loan by MBI would be a violation of this
Section 3.12, MBI shall give written notice to HBI of its desire to make such loan and HBI will be permitted two business days to object to such loan. MBI, however, may make such loan after such time period expires if no objection is made by HBI.

                   ARTICLE IV. REPRESENTATIONS AND WARRANTIES

     4.1. REPRESENTATIONS AND WARRANTIES OF MBI. MBI hereby represents and warrants to HBI, now and as of the Effective Date, as follows:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to MBI and its Subsidiaries are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of MBI, Marine, and any other Subsidiary of MBI is in good standing under the laws of the jurisdiction in which it is incorporated or organized and is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.1(B). Each of MBI and Marine, and any other Subsidiary of MBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. Marine is the only Subsidiary of MBI that is an Insured Depository Institution, and its deposits are insured by the Bank Insurance Fund of the FDIC. Except as disclosed in
Schedule 4.1(B), Marine is not subject to any orders, resolutions, commitments, agreements, undertakings, understandings, or consents that affect its status as such Insured Depository Institution.

          (C) SHARES. The outstanding shares of MBI and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.1(C), there are no shares of capital stock or other equity securities of MBI or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) MBI SUBSIDIARIES. MBI has disclosed in Schedule 4.1(D) a list of all of its Subsidiaries, and the number of authorized, issued, and outstanding shares of each class of stock and the percentages of ownership of MBI or a MBI Subsidiary. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to MBI or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no Contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no Contracts, commitments, understandings or arrangements relating to the rights of MBI or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by MBI or one of its Subsidiaries are fully paid and non assessable and are owned by MBI or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Except as disclosed in Schedule 4.1(D), MBI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. Each of MBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of MBI and this Plan is a valid and binding agreement of MBI, enforceable against MBI in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and any required filings under federal and state securities laws, and except as disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by MBI of the transactions contemplated by this Plan do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of MBI or of any of its Subsidiaries or to which MBI or any of its Subsidiaries or its or their properties is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Governing Documents of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

          (H) MBI FINANCIAL REPORTS. Except as disclosed in Schedule 4.1(H), the Financial Reports of each of MBI and Marine: (a) did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements made therein, and in light of the circumstances under which they were made, were not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES. Neither MBI nor any of its Subsidiaries has any Material Liability, except (1) as disclosed on Schedule 4.1(I), (2) as reflected in its Financial Reports prior to the date of this Plan, and (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since September 30, 2004 and which are fully reflected as liabilities on that entity's books and records. Except as disclosed on Schedule 4.1(I), since September 30, 2004, neither MBI nor any of its Subsidiaries has incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary).

          (J) NO EVENTS. Except as disclosed on Schedule 4.1(J), since September 30, 2004, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material effect on MBI or any of its Subsidiaries.

          (K) PROPERTIES. Except as disclosed in Schedule 4.1(K), MBI and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports of MBI as being owned by MBI or its Subsidiaries as of the dates thereof. All buildings and all Material fixtures, equipment, and other property and assets that are held under leases or subleases by MBI or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability as are disclosed on Schedule 4.1(K), Other than month-to-month leases on operating equipment, all leases and subleases are identified on
Schedule 4.1(K), and except as disclosed on such schedule, are fully transferable to HBI as the Surviving Corporation under this Plan. MBI further represents, covenants and warrants that, except as disclosed in Schedule 4.1(K), taking their age and ordinary wear and tear into account, the assets and properties of MBI or any of its Subsidiaries are in good operating condition and repair and have been operated and maintained in the ordinary and usual course of business, consistent with past practice, other than those items of personal property not in use by MBI or its Subsidiaries as of the date hereof.

          (L) INTELLECTUAL PROPERTY RIGHTS. Schedule 4.1(L) lists all patents, patent rights, licenses, trade secrets, trademarks, service marks, trademark rights, trade names or trade name rights, copyrights, inventions and other intellectual property rights ("Intellectual Property Rights") necessary for the ownership and operation of the business of MBI or any of its Subsidiaries in the manner in which the business has been historically and currently owned and operated by MBI or its Subsidiaries. None of the Intellectual Property Rights interferes with, infringes upon, misappropriates, or violates any intellectual property rights of third parties, and neither MBI nor any of its subsidiaries has received any written charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation. To MBI's Knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any of the Intellectual Property Rights. Neither MBI nor any of its Subsidiaries has received any written notice with respect to any outstanding injunction, judgment, order, decree, ruling, or charge relating to any item of the Intellectual Property Rights, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of MBI or any of its Subsidiaries, is threatened which challenges the legality, validity, enforceability, use, or ownership of any of the Intellectual Property Rights.

          (M) LITIGATION: REGULATORY ACTION. Except as disclosed in Schedule 4.1(M), no litigation, proceeding or controversy before any court or governmental agency is pending or threatened against MBI or any of its Subsidiaries, including, without limitation, any litigation, proceedings, or controversies that allege claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, or allege claims under any fair credit reporting laws or laws for the protection of non-public personal information, including the Fair Credit Reporting Act, and the Gramm-Leach-Bliley Act, and, to its Knowledge, no such litigation, proceeding or controversy has been threatened; and except as disclosed in Schedule 4.1(M), neither MBI nor any of its Subsidiaries or any of its or their Material properties or their officers, directors or Controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority or other governmental authority, and neither MBI nor any of its Subsidiaries has been advised by any of such Regulatory Authorities or other governmental authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.1(N), each of MBI and its Subsidiaries:

               (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) Has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof
     (a) asserting that MBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of MBI or any of its Subsidiaries, or (c) requiring any of MBI or its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive; and

               (4) Is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, and the Fair and Accurate Credit Transaction Act.

          (O) MATERIAL CONTRACTS. Except as disclosed in Schedule 4.1(O) (and with a true and complete copy of the document or other item in question attached to such schedule), none of MBI or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any written or oral contract, indenture, agreement, lease, standby letter of credit, mortgage, loan or commitment ("Contract") or Contracts obligating it or them to pay more than $25,000 in any year and which can be terminated upon not less than sixty (60) days' notice, excluding those Contracts evidencing loans actually made by Marine in the ordinary and usual course of business in an amount less than $50,000. Except as disclosed in
Schedule 4.1(O), neither MBI nor any of its Subsidiaries is in default under any such Contract to which it is a party, by which its respective assets, business or operations may be bound or affected, or under which it or any of its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as disclosed in Schedule 4.1(0), neither MBI nor any of its Subsidiaries is subject to or bound by any Contract containing covenants that limit the ability of MBI or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, MBI or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

          (P) REPORTS. Since January 1, 2001 each of MBI and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Florida Department of Financial Services, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities or other governmental authority having jurisdiction with respect to MBI and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all Material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (Q) BROKERS AND FINDERS. Except as set forth in Schedule 4.1(0), neither MBI, Marine, any MBI Subsidiary, nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of MBI and Marine, has acted directly or indirectly for MBI, Marine or any MBI Subsidiary, in connection with this Plan or the transactions contemplated hereby.

          (R) EMPLOYEE BENEFIT PLANS.

               (1) Schedule 4.1(R)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, Contracts or arrangements and any applicable "change of control" or similar provisions in any plan, Contract or arrangement maintained or contributed to by MBI or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of MBI and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to HBI.

               (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemplover Plans"), covering employees or former employees of MBI and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as disclosed in Schedule 4.1(R)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of

     ERISA ("Pension Plan") and which is intended to be qualified under Section 401 (a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no Material litigation relating to the ERISA Plans pending or, to MBI's Knowledge, threatened. Neither MBI nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject MBI or any of its Subsidiaries to a tax or penalty imposed by either
     Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be Material.

               (3) No Liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by MBI or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single- employer plan of any entity which is considered one employer with MBI under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). Neither MBI nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA, except as disclosed in Schedule 4.1(R)(4). Neither MBI nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Except as disclosed in Schedule 4.1(R)(5), under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no Material change in the financial condition of such plan since the last day of the most recent plan year.

               (6) Neither MBI nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     Schedule 4.1(R)(6). There are no restrictions on the rights of MBI or any of its Subsidiaries to amend or terminate any such plan without incurring any Liability thereunder.

               (7) Except as disclosed in Schedule 4.1(R)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this

     Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of MBI or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from MBI or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

          (S) NO KNOWLEDGE. MBI and its Subsidiaries Know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (T) LABOR AGREEMENTS. Neither MBI nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is MBI or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (U) ASSET CLASSIFICATION. MBI and its Subsidiaries have disclosed in
Schedule 4.1(U) a list, accurate and complete in all Material respects, of the aggregate amounts of loans, extensions of credit or other assets of MBI and its Subsidiaries that have been classified by it as of September 30, 2004 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of September 30, 2004 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by MBI or any Subsidiary prior to September 30, 2004, and which are also disclosed on Schedule 4.1(U).

          (V) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on
Schedule 4.1(V), the allowance for possible loan losses shown on the consolidated balance sheets in the September 30, 2004 Financial Reports of MBI and to be shown on subsequent Financial Reports of MBI was and, to the Knowledge of MBI, shall be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (W) INSURANCE. Each of MBI and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are Known to MBI, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material adverse effect on MBI or its Subsidiaries. Set forth in Schedule 4.1(W) is a list of all insurance policies maintained by or for the benefit of MBI or its Subsidiaries or their respective directors, officers, employees or agents.

          (X) BOOKS AND RECORDS. All books of account, minute books, stock record books and other records of MBI and all of its Subsidiaries, all of which have been made available to HBI, are complete and correct in all Material respects and have been maintained in accordance with the laws of the State of Florida for banks, bank holding companies, and corporations, and applicable rules and regulations promulgated thereunder and in accordance with sound business practices. The minute books of MBI and its Subsidiaries contain accurate and complete records in all Material respects of all meetings held of, and corporate action taken by, the shareholders, the Boards of Directors and committees of the Boards of Directors of MBI or a Subsidiary of MBI (as applicable), and no meeting of any such shareholders, Boards of Directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Effective Date, all of those books and records shall be in the possession of MBI and shall be delivered to HBI.

          (Y) STATE TAKEOVER LAWS; ARTICLES OF INCORPORATION. MBI and its Subsidiaries have taken all necessary action to exempt (or ensure the continued exemption of) this Plan and the transactions contemplated by this Plan from (1) the provisions of Fla. Stat. Sections 607.0901 and 607.0902, (2) any other applicable state takeover or similar laws, affecting or restricting the ability of MBI to merge into HBI or otherwise consummate this Plan, and (3) any takeover-related provisions of MBI's and its Subsidiaries' Governing Documents (phrases (1), (2), and (3) collectively, the "Takeover Restrictions").

          (Z) NO FURTHER ACTION. MBI and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Governing Documents of MBI or any of its Subsidiaries or under any agreement to which MBI or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of any Party to exercise the rights granted under this Plan.

          (AA) ENVIRONMENTAL MATTERS.

               (1) The Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except as disclosed on Schedule 4.1(AA)(1).

               (2) There is no investigation or proceeding pending or, to MBI's Knowledge, threatened by or before any court, governmental agency or board or other forum in which MBI or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by MBI or any of its Subsidiaries or any Participation Facility, except as disclosed in Schedule 4.1(AA)(2).

               (3) There is no investigation or proceeding pending or, to MBI's Knowledge, threatened by or before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or MBI or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened investigations or proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such investigations or proceedings disclosed in Schedule 4.1(AA)(3).

               (4) To MBI's Knowledge, there is no reasonable basis for any investigation or proceeding of a type described in subparagraph (2) or (3) of this paragraph (AA), except as has been disclosed in Schedule 41(AA)(4).

               (5) To MBI's Knowledge, and except as disclosed on Schedule 4.1(AA)(5); during the period of (a) ownership or operation by MBI or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by MBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by MBI or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property that violate Environmental Laws.

               (6) To MBI's Knowledge, and except as disclosed on Schedule 4.1(AA)(6); prior to the period of (a) ownership or operation by MBI or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by MBI or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by MBI or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan Fiduciary Property.

               (7) No underground storage tanks are located on any property of MBI or any of its Subsidiaries, or any Participation Facility or any Loan/Fiduciary Property except as disclosed in Schedule 4.1(AA)(7).

               (8) To MBI's Knowledge, and except as disclosed in Schedule 4.1(AA)(8), neither MBI's nor any of its Subsidiaries' facilities have building components containing friable asbestos.

          (BB) TAX RETURNS. Except as disclosed in Schedule 4.1(BB), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to MBI or its Subsidiaries, including consolidated federal income tax returns of MBI and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on MBI or its Subsidiaries, except as reserved against in the Financial Reports of MBI, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of MBI or its Subsidiaries.

          (CC) ACCURACY OF INFORMATION. The statements with respect to MBI and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of MBI pursuant to the terms of or relating to this Plan are now, except as specifically noted hereunder, and as of the Effective Date true and correct in all Material respects, and do not omit any Material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.

          (DD) DERIVATIVES CONTRACTS. None of MBI or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes disclosed in Schedule 4.1(DD). Schedule 4.1(DD) includes a list of any assets of MBI or its Subsidiaries that are pledged as security for each such Derivatives Contract.

          (EE) ACCOUNTING CONTROLS. Each of MBI and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all Material transactions are executed in accordance with management's general or specific authorization in all material respects, (2) all Material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects, and to maintain proper accountability for items, (3) access to the Material property and assets of MBI and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (FF) COMMITMENTS AND CONTRACTS. Neither MBI nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

               (1) except as disclosed in Schedule 4.1(FF)(1), any employment Contract or understanding (including any understandings or obligations with respect to severance or termination pay Liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by MBI or any such Subsidiary without any obligation on the part of MBI or any such Subsidiary to make any payment in connection with such termination);

               (2) except as disclosed in Schedule 4A(FF)(2), any Contract, commitment, or understanding with any Person related to or under the Control of any present or former officer, director, or employee of MBI or any of its Subsidiaries, to the extent that such Contract, commitment or understanding Materially impacts the financial condition of any of MBI or its Subsidiaries.

               (3) except as disclosed in Schedule 4.1(FF)(3), any real or personal property lease with annual rental payments aggregating $50,000 or more; or

               (4) except as disclosed in Schedule 4A(FF)(4), any Material Contract with any Affiliate.

          (GG) CLAIMS OF OFFICERS, DIRECTORS, AND EMPLOYEES. Except as disclosed on Schedule 4.1(GG), no officer or director of MBI or any of its Subsidiaries has any claims against MBI or any of its Subsidiaries, other than for their regular accrued but unpaid salary and/or director's fee. Except as disclosed on
Schedule 4.1(GG), there are no outstanding or potential claims by a present or former employee against MBI or any of its Subsidiaries under federal or state law, under any employment agreement, or otherwise, other than for wages, salary, or overtime pay owed in respect of the current pay period, or vacation or sick pay or time off owed in respect of the current fiscal year.

     4.2. REPRESENTATIONS AND WARRANTIES OF HBI. HBI hereby represents and warrants to MBI now and as of the Effective Date as follows; provided, however, that as to Community Bank no representations are made or warranties given for any period prior to the effective date of the CFG Merger:

          (A) RECITALS. The facts set forth in the Recitals of this Plan with respect to HBI are true and correct.

          (B) ORGANIZATION, STANDING AND AUTHORITY. Each of HBI, the HBI Banks, and any other Subsidiary of HBI is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material effect on it. All of such jurisdictions are set forth on Schedule 4.2(B). Each of HBI, the HBI Banks, and any other Subsidiary of HBI has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

          (C) SHARES. The outstanding shares of HBI and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of HBI or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

          (D) HBI SUBSIDIARIES. HBI has disclosed in Schedule 4.2(D) a list of all of its Subsidiaries, and the number of authorized, issued, and outstanding shares of each class of stock and the percentages of ownership of HBI or a HBI Subsidiary. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to HBI or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no Contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no Contracts, commitments, understandings or arrangements relating to the rights of HBI or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by HBI or one of its Subsidiaries are fully paid and non-assessable and are owned by HBI or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized. Except as disclosed in Schedule 4.2(D), HBI does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization.

          (E) CORPORATE POWER. Each of HBI and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its Material properties and assets.

          (F) CORPORATE AUTHORITY. This Plan has been authorized by all necessary corporate action of HBI and this Plan is a valid and binding agreement of HBI, enforceable against HBI in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and any required filings under federal and state securities laws, and except as disclosed in Schedule 4.2(G), the execution, delivery and performance of this Plan and the consummation by HBI of the transactions contemplated by this Plan do not and will not Materially (1) constitute a breach of, or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of HBI or to which HBI or its properties is subject or bound, or (2) constitute a breach of, or violation of, or a default under, the Governing Documents of HBI, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument.

          (H) HBI FINANCIAL REPORTS. Except as disclosed in Schedule 4.2(H), the Financial Reports of HBI: (a) did not and will not contain any untrue statement of a Material fact or omit to state a Material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; (b) each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date; (c) each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) are correct, complete, and in accordance with the books and records of and fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein; and (d) in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (I) ABSENCE OF UNDISCLOSED LIABILITIES, HBI has no Material Liability, except (1) as disclosed on Schedule 4.2(I). (2) as reflected in its Financial Reports prior to the date of this Plan, and (3) for commitments and obligations made, or Liabilities incurred, in the ordinary and usual course of business consistent with past practice since September 30, 2004. Except as disclosed on
Schedule 4.2(I). or as fully reflected as liabilities on its books and records, since September 30, 2004, HBI has not incurred or paid any Material Liability (including any Liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary), that, individually or in the aggregate, is reasonably likely to have a Material effect on it.

          (J) NO EVENTS. Except as disclosed on Schedule 4,2(J)fl. since September 30, 2004, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material effect on HBI.

          (K) LITIGATION: REGULATORY ACTION. Except as disclosed in Schedule 4.2(K). no litigation, proceeding or controversy before any court or governmental agency is pending or, to the knowledge of HBI, threatened against HBI that, individually, or in the aggregate, is reasonably likely to have a Material effect on HBI's ability to consummate the Plan or any transaction contemplated hereunder.

          (L) NO KNOWLEDGE. HBI Knows of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

          (M) ACCURACY OF INFORMATION. The statements with respect to HBI contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of HBI pursuant to the terms of this Plan are now, except as specifically noted hereunder, and as of the Effective Date true and correct in all Material respects, and such statements and documents do not omit any Material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, now and as of the Effective Date, not misleading.

          (N) COMPLIANCE WITH LAWS. Except as disclosed in Schedule 4.2(N). each of HBI and its Subsidiaries:

               (1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities or other governmental authority that are required in order to permit it to own its businesses presently conducted and that are Material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its Knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

               (2) Has received no notification or communication from any Regulatory Authority or other governmental authority or the staff thereof
     (a) asserting that HBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority or governmental authority enforces, (b) threatening to revoke any license, franchise, permit or governmental authorization of HBI or any of its Subsidiaries, or (c) requiring any of HBI or its Subsidiaries (or any of its or their officers, directors or Controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

               (3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its Board of Directors or the employment of an individual as a senior executive; and

               (4) Is in compliance in all Material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and all fair credit reporting laws and laws for the protection of non-public personal information, including the Fair Credit Reporting Act, the Gramm-Leach-BIiley Act, and the Fair and Accurate Credit Transaction Act.

          (O) BROKERS AND FINDERS. Except as set forth in Schedule 4.2(O), neither HBI and any HBI Subsidiary, nor any of their respective officers, directors or employees has employed any broker or finder, or agreed to pay any fees to any director or former director or incurred any Liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder, or director or former director of HBI, has acted directly or indirectly for HBI, or any HBI Subsidiary, in connection with this Plan or the transactions contemplated hereby.

          (P) ALLOWANCE FOR POSSIBLE LOAN LOSSES. Except as disclosed on
Schedule 4.2(P). the allowance for possible loan losses shown on the consolidated balance sheets in the September 30, 2004 Financial Reports of HBI and to be shown on subsequent Financial Reports of HBI was and, to the Knowledge of HBI, shall be adequate to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

          (Q) TAX RETURNS. Except as disclosed in Schedule 4.2(Q), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to HBI or its

Subsidiaries, including consolidated federal income tax returns of HBI and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, and such Tax Returns were true, complete and accurate in all Material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full,
(5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material effect on HBI or its Subsidiaries, except as reserved against in the Financial Reports of HBI, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of HBI or its Subsidiaries.

                              ARTICLE V. COVENANTS

     MBI hereby covenants to HBI, and HBI hereby covenants to MBI, as applicable, that:

     5.1. BEST EFFORTS.

     Each Party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or desirable, or advisable under applicable laws, including, as to MBI, the Takeover Restrictions and as to HBI, the Florida Banking Laws, so as to permit consummation of the Merger by May 31, 2005, (the "Termination Date"), and otherwise to enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the Party to that end (it being understood that a re-solicitation of proxies as a consequence of an HBI Transaction shall not violate this covenant).

     5.2. CORPORATE ACTIONS.

          (A) SHAREHOLDER VOTE. MBI shall use its best efforts to solicit and obtain votes of the holders of MBI Common Stock in favor of the Merger and of its transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of MBI shall recommend approval of the Merger and such transactions by its shareholders. MBI shall call a special meeting of the holders of MBI Common Stock to be held as soon as practicable for voting on the transactions contemplated by this Plan (including the Merger).

          (B) PROXY STATEMENT. Each Party shall promptly assist the other in the preparation of a combination proxy statement and offering circular (the "Proxy Statement") to be mailed to the holders of MBI Common Stock in connection with their approval of the Merger and any other transactions contemplated by the Plan. The Proxy Statement shall conform to all applicable legal requirements, and shall include relevant disclosures regarding HBI and MBI as required by applicable securities laws for the offering of Class B Preferred Stock.

          (C) HBI AMENDMENT. HBI shall, prior to the Effective Date, file an amendment to its Restated Articles of Incorporation, pursuant to the requisite approval of its Board of Directors, or if required by law, its shareholders, containing the characteristics, rights, and preferences of the Class B Preferred Stock to be issued as Merger Consideration, which characteristics, rights, and preferences shall be, at a minimum, those specified in Appendix I.

     5.3. SECURITIES LAW COMPLIANCE. HBI shall comply with all applicable federal and state securities laws with regard to the offering, sale, and issuance of the Class B Preferred Stock.

     5.4. PUBLICITY. The Parties agree that (a) no communication of any kind, whether written, electronic, or oral, to the shareholders of MBI or HBI or otherwise regarding the Plan, including but not limited to, proxy statements and prospectuses, shall be made without the express prior written consent of the authorized officers of HBI and MBI, and (b) the contents of any such communication shall conform in all respects, whether written, electronic or oral, to the language agreed upon between the Parties; provided, however, if HBI or MBI is required by federal or state securities laws or otherwise to make disclosure of certain matters or take other action which would otherwise be covered by the terms of this section, it may make such disclosure or communication without the express prior written consent of the other Party, after first giving the other Party what the disclosing Party, in the exercise of its judgment, determines to be reasonable notice of such disclosure or communication.

     5.5. ACCESS; DUE DILIGENCE INFORMATION: CONFIDENTIALITY.

          (A) Upon reasonable notice, each Party shall afford the other Party or a Subsidiary of such Party and its officers, employees, counsel, accountants and other authorized representatives, full access, during normal business hours throughout the period up to the Effective Date, to all of their respective properties, books, Contracts, commitments and records of the Party or its Subsidiaries and shall furnish or cause to be furnished all such information as such Party may reasonably request.

          (B) Each Party agrees to complete its due diligence review by February 10, 2005 and to notify the other Party in writing whether its review was satisfactory or unsatisfactory by February 15, 2005. Failure of a Party to provide this notification in the time and manner required shall result in that Party not having any right of termination under Section 7.1(E).

          (C) HBI, MBI and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance with the terms of the Confidentiality Agreement.

          (D) Each Party (the "Disclosing Party") shall furnish promptly (and cause its accountants and other agents to furnish promptly) to the other Party (the "Requesting Party") a copy of each Material report, schedule and other document filed by the Disclosing Party with any Regulatory Authority or other governmental authority, and upon reasonable notice given by the Requesting Party, any other information regarding the business, properties, and personnel of the Disclosing Party as the Requesting Party may reasonably request, provided that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify or waive any representation or warranty made by the Disclosing Party in this Plan or the conditions to the obligations of the Disclosing Party to consummate the transactions contemplated by this Plan.

     5.6. SOLE AGREEMENT TO SELL.

          (A) Without the prior written consent of HBI, MBI, so long as this Plan is not terminated, shall not, and it shall cause its Subsidiaries not to, solicit, initiate or encourage inquiries or proposals with respect to, or except as otherwise provided in Section 5.6(B), furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, MBI or any of its Subsidiaries or any merger or other business combination with MBI or any of its Subsidiaries other than as contemplated by this Plan. MBI shall instruct its and its Subsidiaries' officers, directors, agents, advisors and Affiliates to refrain from doing any of the foregoing and shall notify HBI immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, MBI or any of its Subsidiaries.

          (B) Notwithstanding the foregoing, in response to a written Acquisition Proposal that did not result from a breach of Section 5.6(A), MBI may (i) request clarifications from (but not enter into negotiations with or furnish nonpublic information to) any Third Party which makes such written Acquisition Proposal if such action is taken solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Proposal is a Superior Proposal (defined below) or (ii) participate in discussions and negotiations with, request clarifications from, or furnish nonpublic information to, any Third Party which makes such written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with terms not more favorable to such Third Party than the terms of the Confidentiality Agreement,
(B) after consultation with outside legal counsel to MBI, a majority of the members of the entire Board of Directors of MBI determines in good faith that such Acquisition Proposal is a Superior Proposal and (C) a majority of the members of the entire Board of Directors of MBI determines in good faith, after receiving advice from outside legal counsel to MBI, that the taking of such action is necessary or appropriate to comply with the fiduciary duties of the Board of Directors under applicable law.

          (C) Notwithstanding anything contained in this Plan to the contrary, an exercise of MBI's or its Board of Directors' rights under Section 5.6(B) shall not constitute a breach of this Agreement by MBI.

          (D) The term "Acquisition Proposal" means any proposal or offer (including, without limitation, any public proposal to stockholders of MBI) from any Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of MBI and its subsidiaries or 10% or more of any class of equity securities of MBI or any of its subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of MBI or any of its subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving MBI or any of its subsidiaries or (iv) any transaction other than any transactions contemplated by this Plan, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger.

          (E) The term "Superior Proposal" means a bona fide written offer made by a Third Party to acquire all of the MBI Common Stock pursuant to a tender offer or a merger or to acquire all or substantially all of the assets of MBI and its subsidiaries on terms which a majority of the members of the entire Board of Directors of MBI determines in good faith to have a higher value than the consideration to be received by the MBI shareholders pursuant to this Plan (taking into account, among other things, all legal, financial, regulatory and other aspects of such proposal, and including, without limitation, conditions imposed by such Third Party on its obligations to consummate the transactions contemplated by such offer).

          (F) In addition to the obligations of MBI set forth in this Section 5.6, within Five Business Days of the receipt or occurrence of any Acquisition Proposal by MBI, MBI shall advise HBI of the receipt or occurrence of such Acquisition Proposal and MBI shall provide to HBI copies of any written materials received by MBI in connection with such Acquisition Proposal, including the identity of the Third Party making such Acquisition Proposal. MBI shall keep HBI informed of the status and material details (including amendments or proposed amendments) to any such Acquisition Proposal and keep HBI informed as to the material details of any information requested of or provided by MBI and as to the material details of all discussions or negotiations (if any) with respect to any such Acquisition Proposal. MBI shall promptly provide to HBI any non-public information concerning MBI provided to any Third Party in connection with any Acquisition Proposal which had not previously been provided to HBI.

          (G) If MBI determines (in accordance with this Section 5.6 or otherwise) that it has received a Superior Proposal, which it desires to accept, MBI shall provide a written notice to HBI of its intent to terminate to this Plan and enter into an agreement to consummate the Superior Proposal, pursuant to Section 7.1(F), such notice to be provided to HBI not less than fifteen (15) Business Days prior to the date of the intended termination of this Plan. During the 15 Business Days following delivery to HBI of such notice MBI shall cooperate with HBI with the intent of enabling HBI and MBI to negotiate a modification of the terms and conditions of this Plan so that the transactions contemplated hereby may be consummated. At the end of such 15-Business Day period, the Board of Directors of MBI shall meet to vote on the modifications proposed by HBI, and if a majority of the members of the entire Board of Directors of MBI continues to determine in good faith, taking into account such modifications to this Plan offered by HBI, that termination of this Plan and MBI's entering into an agreement to effect such Superior Proposal is necessary or appropriate to comply with the fiduciary duties of the Board of Directors of MBI under applicable law, MBI may terminate pursuant to the provisions of
Section 7.1(F), provided that on or prior to such termination HBI receives all fees and expense reimbursements and the Termination Fee set forth in Section 7.1(F) by wire transfer in same day funds and simultaneously or substantially simultaneously with such termination MBI enters into a definitive acquisition, merger or similar agreement to effect such Superior Proposal.

     5.7. HBI COMMON STOCK ADJUSTMENTS. In the event that HBI changes the number of shares of HBI Common Stock issued and authorized prior to the time that a holder of

Class B Preferred Stock converts such Class B Preferred Stock to HBI Common Stock as a result of a stock split, stock dividend, or similar transaction with respect to the outstanding HBI Common Stock, the amount of HBI Common Stock to be issued to the Class B Preferred Stock holder, as set forth in the Class B Preferred Stock Description in Appendix I shall be adjusted accordingly.

     5.8. STATE TAKEOVER LAW. MBI shall not take any action that would cause the transactions contemplated by this Plan to be subject to any Takeover Restrictions, and MBI shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from any Takeover Restrictions.

     5.9. NO RIGHTS TRIGGERED. Except for those consents of Third Parties disclosed on Schedule 4.1(G), MBI shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Merger) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any Rights to any Person under the Governing Documents of MBI or under any agreement to which MBI or any of its Subsidiaries is a party, or (B) restrict or impair in any way, including but not limited to a violation of Section 5.8 with respect to Takeover Restrictions, the ability of HBI to exercise the rights granted under this Plan.

     5.10. REGULATORY APPLICATIONS. HBI shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Merger, including pursuant to the Florida Banking Laws, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Merger by HBI.

     5.11. REGULATORY DIVESTITURES. No later than the Effective Date, MBI shall cease engaging in such activities as HBI shall advise MBI in writing are not permitted to be engaged in by HBI under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, MBI shall divest any Subsidiary engaged in activities or holding assets that are impermissible for HBI, on terms and conditions agreed to by HBI; provided, however, that prior to MBI taking such action, HBI shall certify that the conditions to its obligations under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan have been satisfied or waived.

     5.12. CURRENT INFORMATION.

          (A) During the period from the date of this Plan to the Effective Date, each of MBI and HBI shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

          (B) Each of MBI and HBI shall promptly notify the other of (1) any Material change in the business or operations of it or its Subsidiaries, (2) any Material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority or other governmental authority relating to it, or as applicable its Subsidiaries, (3) the initiation or threat of Material litigation involving or relating to it or its Subsidiaries, or (4) any Material event or condition.

     5.13. DIRECTOR AND OFFICER LIABILITY INSURANCE. Prior to the Effective Date, MBI may obtain and prepay "tail" coverage on director and officer liability insurance for a period of three (3) years following the Effective Date, with policy limits not in excess of $2,000,000 per occurrence, on each person serving as an officer or director of MBI and each MBI Subsidiary immediately prior to the Effective Date against all damages, Liabilities, judgments, and claims (and related expenses, including reasonable attorney fees and amounts paid in settlement) with respect to acts or omissions of such officers and directors based upon or arising from his or her capacity as an officer or director of MBI or a MBI Subsidiary, occurring on or prior to the Effective Date.

              ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGER

     6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The obligation of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Effective Date, of the following conditions:

          (A) SHAREHOLDER VOTE. The shareholders of MBI shall have approved of the transactions contemplated herein (including approval of the Merger) as provided in Section 5.2.

          (B) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of HBI, would deprive HBI of the Material economic or business benefits of the transactions contemplated by this Plan.

          (C) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a Material risk of the restraint or the prohibition of the transactions contemplated by this Plan or the obtaining of Material damages or other relief in connection therewith.

          (D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

          (E) TAX OPINION. Each Party shall have received an opinion from Igler and Dougherty, P.A., in the form of EXHIBIT B to the effect that (1) the Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of MBI to the extent they receive shares of Class B Preferred Stock in exchange for their shares of MBI Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Igler and Dougherty, P.A. may require and rely upon representations contained in certificates of officers of HBI, MBI and others.

     6.2. CONDITIONS TO OBLIGATIONS OF HBI. Unless waived in writing by HBI, the obligations of HBI to consummate the transactions contemplated by this Plan are subject to the satisfaction at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants and other agreements of MBI to be performed at or before the Effective Date shall have been duly performed, and MBI shall not have breached any of the representations, warranties, covenants, and other agreements set forth herein.

          (B) EXEMPTION FROM TAKEOVER RESTRICTIONS. MBI shall have taken all steps necessary to exempt and to ensure the continued exemption of the transactions contemplated herein as provided in Sections 4.1(Y) and 5.8.

          (C) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MBI contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (D) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, HBI shall have received the following documents and instruments:

               (i) A certificate signed by the Secretary or Assistant Secretary of MBI certifying that: (A) MBI's Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of MBI is an officer of MBI, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of MBI (copies of which shall be attached to such certificate) remain in full force and effect; and

               (ii) A certificate signed by the President and Chief Financial Officer of MBI dated the Effective Date stating that the conditions set forth in Sections 6.2(A), 6.2(B), 6.2(C), and 6.2(F) of this Plan have been satisfied as of the Effective Date.

          (E) LEGAL OPINION. HBI shall have received a legal opinion, dated the Effective Date, from Akerman Senterfitt, in substantially the form of EXHIBIT C.

          (F) NO MATERIAL CHANGE. During the period from September 30, 2004 to the Effective Date, no Material change in the business, property, assets (including loan portfolios), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of MBI and/or Marine shall have occurred.

          (G) DESTRUCTION OF PROPERTY. Between the date of this Plan and the Effective Date, there shall have been no damage to or destruction of real property, improvements or personal property of MBI or Marine which Materially reduces the market value of such property, and no zoning or other order, limitation or restriction imposed against the same, that might have a Material impact upon the operations, business, future operations, or prospects of MBI or Marine; provided, however, that the availability of insurance coverage may be taken into account in determining whether there has been such a Material impact or Material reduction in market value.

          (H) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, MBI shall have afforded HBI and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, Contracts, documents, loan files and other information of or relating to MBI and Marine. MBI and Marine shall have caused all MBI and Marine personnel to provide reasonable assistance to HBI in its investigations of all matters related to MBI and Marine.

          (I) OTHER BUSINESS COMBINATIONS. ETC. Other than as contemplated hereunder, subsequent to the date of this Plan, neither MBI nor Marine shall have entered into any agreement, letter of intent, understanding or other arrangement pursuant to which MBI and Marine would merge, consolidate with, effect a business combination with, or sell any substantial part of MBI's or Marine's assets; acquire a significant part of the share of assets of any other person or entity (financial or otherwise); or adopt any "poison pill" or other type of anti-takeover arrangement, any shareholder rights provision, or any "golden parachute" or similar program which would have the effect of Materially decreasing the value of MBI or Marine or the benefits of acquiring MBI Common Stock.

          (J) MAINTENANCE OF CERTAIN COVENANTS. At the Effective Date: (i) neither MBI nor Marine shall have issued or repurchased from the date hereof any additional equity or debt securities, or any rights to purchase or repurchase such securities (therefore, there shall be not more than the number of shares of MBI Common Stock and MBI Options set forth in the Recitals of this Plan validly issued and outstanding at the Effective Date); and (ii) from September 30, 2004, there shall have been no extraordinary sale of assets by MBI or Marine.

          (K) NO LITIGATION. Except as disclosed on Schedule 6.2(K), no action, suit, or other proceeding before any court or any governmental authority pertaining to the transactions contemplated by this Plan or against MBI or any of its Subsidiaries or Materially affecting MBI or any of its Subsidiaries shall have been instituted or threatened on or before the Effective Date.

     6.3. CONDITIONS TO OBLIGATIONS OF MBI. Unless waived in writing by MBI, the obligations of MBI to consummate the transactions contemplated by this Plan are subject to the satisfaction of MBI at or prior to the Effective Date of the following conditions:

          (A) PERFORMANCE. Each of the acts, undertakings, and covenants of HBI to be performed at or before the Effective Date shall have been duly performed, and HBI shall not have breached any of its respective representations, warranties, covenants, and other agreements set forth herein.

          (B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of HBI contained in this Plan shall be true and correct, in all Material respects, on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

          (C) OFFICER'S CERTIFICATE. In addition to the documents described elsewhere in this Plan, MBI shall have received the following documents and instruments:

               (i) A certificate signed by the Secretary or Assistant Secretary of HBI certifying that: (A) HBFs Board of Directors and shareholders have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Plan and authorizing the consummation of the transactions contemplated by this Plan and certifying that such resolutions have not been amended and remain in full force and effect; (B) each person executing this Plan on behalf of HBI is an officer of HBI, holding the office or offices specified therein, with full power and authority to execute this Plan and any and all other documents in connection with the Plan, and the signature of each person on such documents is his or her genuine signature; and (C) the Governing Documents of HBI (copies of which shall be attached to such certificate) remain in full force and effect; and

               (ii) A certificate signed by the President and Chief Financial Officer of HBI dated the Effective Date stating that the conditions set forth in Sections 6.3(A), 6.3(B), and 6.3(E) of this Plan have been satisfied as of the Effective Date.

          (D) LEGAL OPINION. MBI shall have received a legal opinion, dated the Effective Date, from Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C, in substantially the form of Exhibit D.

          (E) NO MATERIAL CHANGE. During the period from September 30, 2004 to the Effective Date, no Material change in the business, property, assets (including loan portfolios), Liabilities, prospects, operations, liquidity, income or condition (financial or otherwise) of HBI shall have occurred.

          (F) FAIRNESS OPINION. MBI shall have received, within sixty (60) days from the execution of this Agreement unless the parties agree in writing to a different date, an opinion of Hovde Financial, LLC or such firm as MBI may determine, to the effect that the financial terms of the Merger are fair from a financial point of view to MBI's shareholders. Such opinion shall be updated prior to the mailing of the Joint Proxy Statement to MBI's shareholders and shall not have been withdrawn prior to the Effective Date.

          (G) INSPECTIONS PERMITTED. Between the date of this Plan and the Effective Date, HBI shall have afforded MBI and its authorized agents and representatives reasonable access during normal business hours to the properties, operations, books, records, Contracts, documents, loan files and other information of or relating to HBI or the HBI Banks. HBI and the HBI Banks shall have caused all HBI and the HBI Banks' personnel to provide reasonable assistance to MBI in its investigations of all matters related to HBI and the HBI Banks.

                            ARTICLE VII. TERMINATION

     7.1. TERMINATION UPON CERTAIN CONDITIONS. In the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any further liability on the part of either Party or its respective directors or officers or shareholders with respect to this Plan. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, under the following conditions:

          (A) MUTUAL CONSENT. By the mutual consent of the Parties, if the Board of Directors of each Party so determines by vote of a majority of the members of its entire board;

          (B) DELAY. By either Party in the event the Merger is not consummated by the Termination Date, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Plan to perform its obligations hereunder in a timely manner; provided, however, that neither party may terminate the Plan pursuant to this
Section 7.1(B), if such delay results from the resolicitation of proxies as a consequence of an HBI Transaction, or any other acquisition or sale transaction, or any offering of securities, in which HBI is involved, or (b) a change in the method of acquisition pursuant to Section 2.4, and provided, further, that a Party may not terminate the Plan pursuant to this Section 7.1 (B) if it is in Material breach of any of the provisions of the Plan;

          (C) NO FAIRNESS OPINION. By MBI in the event the fairness opinion described in Section 6.3(F) is not provided; provided, however, that MBI may not terminate the Plan pursuant to this Section 7.1(C) unless it has used its best efforts to obtain such opinion in a timely manner;

          (D) NO REGULATORY APPROVALS. By either Party, in the event that, absent the Material breach of the terminating Party, any of the required regulatory approvals set forth in Section 6.1(B) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); provided, however, that either Party may extend the term of this Plan for a sixty (60)-day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fifteen (15) Business Days of the receipt thereof;

          (E) UNSATISFACTORY DUE DILIGENCE. By either HBI or MBI, if on or before February 25, 2005, either Party (i) during the course of its due diligence review discovers events, occurrences or circumstances that, either individually or in the aggregate, would be expected, in the exercise of that Party's reasonable judgment, to cause a material adverse effect with respect to the financial condition, results of operations, business or future operations of the other Party and (ii) the discovering Party gives written notice to the other Party that such Party is exercising the right of termination pursuant to this
Section 7.1(E).

          (F) SECURITIES LAW EXEMPTION. By HBI, in the event it believes, in the exercise of its or its counsel's reasonable judgment, that the issuance of the Class B Preferred Stock (1) is not or may not be exempt from registration under the Securities Act pursuant to Rule 506 or any applicable state securities laws, or (2) would require HBFs registration as a broker-dealer, agent or similar registration under any applicable state securities laws; provided, however, that unless the termination by HBI was due to the issuance of the Class B Preferred Stock not being exempt from registration under the Securities Act due to actions or the failure to take action of one or more Holders or MBI, HBI may not terminate this Agreement pursuant to this Section 7.1(E) until HBI has reimbursed MBI in immediately available funds an amount, not in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000), for the documented out-of-pocket fees and expenses of MBI and its Subsidiaries incurred related to the negotiations for and drafting of the Plan, and to the performance by HBI or its Subsidiaries of obligations related to the transactions contemplated hereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors); or

          (G) ACCEPTANCE OF SUPERIOR PROPOSAL. By MBI, in order to accept a Superior Proposal, provided that MBI has complied with the provisions of Section
5.6 and has reimbursed HBI in immediately available funds an amount, not in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000), for the documented out-of-pocket fees and expenses of HBI and its Subsidiaries incurred related to the negotiations for and drafting of the Plan, and to the performance by HBI or its Subsidiaries of obligations related to the transactions contemplated hereby (including, without limitation, printing fees, filing fees and fees and expenses of its legal and financial advisors), plus the sum of Three Hundred Thousand and No/100 Dollars ($300,000) (the "Termination Fee").

     7.2. TERMINATION FOR BREACH. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals, by either Party if there has been a Material breach on the part of the other Party of its representations, warranties, covenants, or other agreements set forth herein or in any Schedule or certificate delivered pursuant hereto. Solely for purposes of this Section 7.2, each of the representations and warranties set forth in Section 4.2 shall be deemed to have been made with respect to Community Bank for periods prior to the CFG Merger. The non-breaching Party expressly reserves all rights and remedies available in law or equity if this Agreement is terminated for breach, except that where the breach by HBI is of its representations, warranties, covenants, or other agreements set forth herein or in any Schedule or certificate delivered pursuant hereto with respect to

Community Bank for periods prior to the CFG Merger, the only remedy of MBI, notwithstanding anything to the contrary stated herein shall be to terminate this Plan, which shall be without liability to HBI or MBI.

     7.3. TERMINATION FOR MAJOR TRANSACTION. In the event HBI enters into an agreement to effect a Change of Control Transaction, MBI shall have the right to terminate this Agreement. A "Change of Control Transaction" shall mean a transaction or series of related transactions in which more than 40% of the voting power of HBI is disposed of, or the consolidation, merger or other business combination of HBI with or into any other entity where HBI or an affiliate (prior to the consummation of a Change of Control Transaction) is not the survivor.

                          ARTICLE VIII. OTHER MATTERS

     8.1. SURVIVAL. Only the representations, warranties, covenants, or other agreements contained in Articles I and II of this Plan shall survive the Effective Date, regardless of whether a provision specifically states that such provision survives. If the Merger is abandoned and this Plan is terminated, the agreements of the Parties in Sections 5.5(B) and (C), 7.1, 8.5, and 8.12 shall survive such abandonment and termination.

     8.2. WAIVER; AMENDMENT. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing between the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of MBI, the consideration to be received by a Holder of MBI Common Stock shall not thereby be altered. Nothing contained in this Section 8.2 is intended to modify HBI's rights pursuant to Section 2.4.

     8.3. COUNTERPARTS. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Arkansas, except as federal law may be applicable.

     8.5. EXPENSES. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except expenses of printing and mailing the Proxy Statement which shall be shared equally between the Parties.

     8.6. NOTICES. All notices, demands, and requests given or required to be given by one Party to the other Party shall be in writing. All such notices, demands, and requests shall be deemed to have been properly given if served in person, sent by telefacsimile (and receipt confirmed) or by prepaid nationally recognized overnight delivery service providing proof of delivery, addressed as follows:

          If to HBI, to   Home BancShares, Inc.
                          719 Harkrider
                          Conway, Arkansas 72032
                          Attn: Ron Strother, President
                          Fax: 501-329-2991

          With a copy to: Mitchell Williams Selig Gates & Woodyard, P.L.L.C.
                          425 W. Capitol Avenue, Suite 1800
                          Little Rock, Arkansas 72201
                          Attn: John S. Selig, Esq.
                          Fax: 501-918-7804

          If to MBI, to:  Marine Bancorp, Inc.
                          11290 Overseas Hwy.
                          Marathon, Florida 33050
                          Attn: W. S. Daniels, President and Chairman
                          Fax: (305)743-0313

          With a copy to: Akerman Senterfitt
                          One Southeast Third Avenue, 28th Floor
                          Miami, Florida 33131-1714
                          Attn: Martin T. Schrier, Esq.
                          Fax: (305)374-5095

          Notices, demands and requests sent pursuant to this section shall be deemed to be received (A) on the date of delivery if received by telefacsimile (and receipt confirmed) or by person and, (B) on the next Business Day if sent by prepaid overnight delivery service.

     8.7. TIME IS OF THE ESSENCE. The Parties hereto agree that time is of the essence with respect to the Effective Date and each and every condition and covenant contained herein.

     8.8. ASSIGNMENT. The assignment of this Plan by a Party without the express written consent of the other Party hereto shall be void; provided, however, that this Section 8.8 is not intended to modify HBI's rights pursuant to Section 2.4.

     8.9. BINDING EFFECT. This Agreement shall be binding upon the Parties and their respective successors and assigns.

     8.10. SEVERABILITY. The holding of any provision of this Plan invalid, illegal, or unenforceable, in whole or in part, shall not affect the other provisions of this Plan, which shall remain in full force and effect.

     8.11. ENTIRE UNDERSTANDING: NO THIRD PARTY BENEFICIARIES. This Plan and the Confidentiality Agreement represent the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersede any and all other oral or written agreements previously made. Nothing in this Plan, expressed or implied, is intended to confer upon any Person other than the Parties any rights, remedies, obligations or Liabilities under or by reason of this Plan.

     8.12. ENFORCEMENT PROCEEDINGS. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions to prevent breaches of this Plan and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action or proceeding in connection with the enforcement of this Plan, the prevailing Party will be entitled to reimbursement of its reasonable attorneys' fees and expenses from the non-prevailing Party.

     8.13. BENEFIT PLANS. Upon consummation of the Merger, all employees of MBI and its Subsidiaries, except those with whom HBI enters into written employment agreements, shall be deemed to be at-will employees of HBI. From and after the Effective Date, employees of MBI and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of HBI. With the exception of stock option plans, where participation will be based upon years of service at HBI (and type of personnel), for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans, HBI shall give effect to years of service with MBI or its Subsidiaries, as the case may be, as if such service were with HBI. Employees of MBI and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date.

     8.14. HEADINGS. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

                         (Signatures on page following.)

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        MARINE BANCORP, INC.


                                       By: /s/ W. S. Daniels
                                           -------------------------------------
                                           W. S. Daniels
                                           President and Chairman


                                        HOME BANCSHARES, INC.


                                        By: /s/ Ron W. Strother
                                            ------------------------------------
                                            Ron W. Strother
                                            President and Chief Operating
                                            Officer

                                LIST OF EXHIBITS

EXHIBITS:

Exhibit A   Articles of Merger

Exhibit B   Tax Opinion of Igler and Dougherty, P.A.

Exhibit C   Legal Opinion of Akerman Senterfitt

Exhibit D   Legal Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

                                   APPENDIX 1

                       CLASS B PREFERRED STOCK DESCRIPTION

The characteristics and requirements of the Class B Preferred Stock (as defined in the Plan) to be authorized and issued by HBI as set forth in Section 2.1(C) of the Plan, all of which characteristics and requirements shall be set forth in an Amendment to the Restated Articles of Incorporation of HBI to be adopted and filed with the Arkansas Secretary of State prior to the Merger, shall be as follows:

1. HBI shall issue as consideration in the Merger a number of shares of its Class B Preferred Stock, $0.01 par value per share, up to the number of shares required to equal 39.5% of the total consideration for the Merger. Such shares of Class B Preferred Stock shall have a value for Stock Conversion Ratio purposes of $38.00 (the "Stock Value") per share. The Class B Preferred Stock shall be non-voting and shall yield an annual non-cumulative dividend of 1.5% of the Stock Value payable if and when declared, quarterly on the last day of January, April, July, and October. No interest shall be payable on any declared and unpaid dividends.

2. No dividends shall be declared or paid on any common shares ("Common Stock") or any other shares of capital stock of HBI, other than shares of Class A Preferred Stock, until the foregoing dividend is paid on the Class B Preferred Stock; provided, however, that the Class B Preferred Stock shall be subordinate to HBI Class A Preferred Stock in the payment of dividends.

3. In the event of any dissolution, liquidation or winding up of HBI, whether voluntary or involuntary, the holders of the then outstanding Class B Preferred Stock shall be entitled to receive, after the payment of any declared and unpaid dividends to the holders of HBI Class A Preferred Stock, (a) a sum equal to the amount of any declared and unpaid dividends on the Class B Preferred Stock at the dividend rate set forth herein, and
     (b) $38.00 per share on a parity with the payment of $10.00 per share to holders of Class A Preferred Stock. The Class B Preferred Stock will rank prior to any class or series of capital stock hereafter created. After payment to the holders of preferred shares, the remaining assets and funds of HBI shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of HBI with any other corporation or corporations or a sale of all or substantially all of the assets of HBI shall not be considered a dissolution, liquidation or winding up of HBI within the meaning of these provisions.

4. The Class B Preferred Stock shall be convertible into Common Stock upon the following terms and conditions:

     (a) The holder of shares of Class B Preferred Stock shall have the right to elect to convert such Class B Preferred Stock into Common Stock upon the earliest to occur of:


                              Appendix 1, Page A-l

          (i)  July 6, 2006; or

          (ii) two hundred ten (210) days after the date an underwritten initial public offering of Common Stock is completed.

     (b) HBI shall have the right to redeem all of the Class B Preferred Stock in exchange for Common Stock at any time.

     (c) In the event a holder of the Class B Preferred Stock elects to convert such stock into Common Stock pursuant to (a) or HBI elects to redeem such Class B Preferred Stock pursuant to (b), such Class B Preferred Stock shall be converted or redeemed at an exchange ratio of one (1) share of Common Stock in exchange for one share of Class B Preferred Stock. Such Common Stock shall be HBI voting common stock as is currently authorized under HBI's Articles of Incorporation subject to such changes as may be made prior to the date of conversion or redemption. In the event such conversion or redemption occurs prior to the end of a quarter in which HBI's Board of Directors declares a dividend, and subject to the priority in payment of dividends to the Class A Preferred Stock, a holder of Class B Preferred Stock being converted or redeemed shall be entitled to receive an amount of such dividend, prorated for the number of days in the quarter prior to the date of the notice of redemption.

     (d) If prior to the conversion or redemption of Class B Preferred Stock, the outstanding shares of Common Stock are increased or decreased or are changed into a different number of shares or a different class by reason of any merger, reclassification, stock split, or similar transaction, or if a stock dividend shall be paid, an appropriate and proportionate adjustment or adjustments will be made to the ratio by which a share of Common Stock, or a fraction thereof, is to be issued in exchange for each share of Class B Preferred Stock. In the event of a merger of HBI for cash in which it is not the surviving corporation, the holders of Class B Preferred Stock will be given the right to convert their shares of Class B Preferred Stock for shares of Common Stock, immediately prior to the conversion on a ratio of one (1) share of Common Stock for one (1) share of Class B Preferred Stock.


                              Appendix 1, Page A-2

                                 MBI SCHEDULES

Schedule 3.4          Changes or Commitments Respecting Line of Business or
                      Operating Procedures
Schedule 3.6          New or Changes to Compensation, Employment Agreements,
                      Etc.
Schedule 3.7          New or Changes to Benefit Plans
Schedule 3.11         New or Changes to Contracts
Schedule 4.1(B)       Jurisdictions Where MBI and its Subsidiaries are
                      Qualified to do Business; Orders, etc. Affecting Status
Schedule 4.1(C)       Shares Outstanding
Schedule 4.1(D)       MBI Subsidiaries
Schedule 4.1(G)       No Defaults - Agreements Requiring Third Party Consent
Schedule 4.1(H)       MBI Financial Reports
Schedule 4.1(I)       Undisclosed Liabilities of MBI
Schedule 4.1(J)       No Events Causing Material Adverse Effect
Schedule 4.1(K)       Properties: Leases, Subleases, Defects of Title or
                      Condition
Schedule 4.1(L)       Intellectual Property Rights
Schedule 4.1(M)       Litigation, Regulatory Action
Schedule 4.1(N)       Compliance with Laws
Schedule 4.1(O)       Material Contracts
Schedule 4.1(Q)       Brokers and Finders
Schedule 4.1(R)(1)    List of Employee Benefit Plans
Schedule 4.1(R)(2)    Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(R)(4)    Pension Accumulated Funding Deficiency
Schedule 4.1(R)(5)    Amount by Which Benefit Liabilities Exceed Plan Assets
Schedule 4.1(R)(6)    Obligations for Retiree Health and Life Benefits
Schedule 4.1(R)(7)    Agreements Resulting in Payments to Employees Under Any
                      Compensation and Benefit Plan with Respect to Proposed
                      Transaction
Schedule 4.1(U)       Asset Classification
Schedule 4.1(V)       Inadequate Allowance for Loan Losses
Schedule 4.1(W)       Insurance
Schedule 4.1(AA)(1)   Noncompliance with Environmental Laws

Schedule 4.1(AA)(2)   Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(AA)(3)   Pending Proceedings with Respect to Environmental Matters
                      Involving Loan/Fiduciary Property
Schedule 4.1(AA)(4)   Pending Proceedings with Respect to Environmental Matters
                      Listed in Sections 4.1(Z)(2) or (3)
Schedule 4.1(AA)(5)   Actions During Ownership Which Could Have Material Adverse
                      Effect with Respect to Environmental Matters
Schedule 4.1(AA)(6)   Actions Prior to Ownership Which could Have Material
                      Adverse Effect with Respect to Environmental Matters
Schedule 4.1(AA)(7)   Underground Storage Tanks
Schedule 4.1(AA)(8)   Building Components with Friable Asbestos
Schedule 4.1(BB)      Tax Return Matters
Schedule 4.1(DD)      Derivative Contracts, including a list of any assets
                      pledged as security for such Derivative Contracts
Schedule 4.1(FF)(1)   Employment Contracts Requiring Payment In Connection with
                      Termination
Schedule 4.1(FF)(2)   Contracts with Related Persons
Schedule 4.1(FF)(3)   Leases with Aggregate Annual Rent Exceeding $50,000
Schedule 4.1(FF)(4)   Material Contracts with Affiliates
Schedule 4.1(GG)      Claims of Officers, Directors, Employees
Schedule 6.2(K)       Litigation or Proceedings Materially Affecting MBI or its
                      Subsidiaries Prior to Effective Date

                                 HBI SCHEDULES

Schedule 4.2(B) Jurisdictions Where HBI and its Subsidiaries are Qualified to do Business; Orders, etc. Affecting Status
Schedule 4.2(C)       Shares Outstanding
Schedule 4.2(D)       HBI Subsidiaries
Schedule 4.2(G)       No Defaults - Agreements Requiring Third Party Consent
Schedule 4.2(H)       HBI Financial Reports
Schedule 4.2(1)       Undisclosed Liabilities of HBI
Schedule 4.2(J)       Events Causing Material Adverse Effect
Schedule 4.2(K)       Litigation, Regulatory Action
Schedule 4.2(N)       Compliance with Law
Schedule 4.2(O)       Brokers and Finders
Schedule 4.2(Q)       Tax Returns